 Exhibit 99.1

GLEN BURNIE BANCORP
RELEASES 2Q 2015 EARNINGS

GLEN BURNIE, MD (August 7, 2015) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today announced results for the second quarter.

          The company realized net income of $518,000 or $0.19 basic earnings per share in the quarter ended June 30, 2015 as compared to net income of $435,000 or $0.16 basic earnings per share for the same period in 2014.

          Net interest income after provision for credit losses was $2,617,000 as compared to $2,820,000 in 2014. Total assets were $403,571,000 as of June 30, 2015 compared to $394,630,000 at December 31, 2014. Deposits were $348,603,000 as of June 30, 2015 compared to $338,877,000 at December 31, 2014. Loans, net of allowance, were $265,796,000 as of March 31, 2015 compared to $273,986,000 at December 31, 2014.

          “Despite the slowly recovering economy and increasing regulatory burdens, we continue to be profitable,” said Michael G. Livingston, President and Chief Executive Officer. “The low interest rates have negatively impacted core earnings; however, the Bank was able to take security gains as the investment portfolio was repositioned in anticipation of rising rates.”

          On June 12, 2015 Glen Burnie Bancorp paid a regular dividend of ten cents ($0.10) per share of common stock to shareholders of record at the close of business on June 29, 2015 marking the company’s 92nd consecutive dividend.

          Glen Burnie Bancorp is the parent company of The Bank of Glen Burnie®. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County. (thebankofglenburnie.com)

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Contact: Michael Livingston, President & CEO

Email: MGLivingston@bogb.net

Phone: 410-768-8858

Glen Burnie	Crownsville	Linthicum	Odenton	Riviera Beach	Severn	Severna Park	New Cut
410-766-3300	410-923-2200	410-487-8500	410-674-2200	410-437-2070	410-551-2100	410-544-0270	410-766-5343

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	(unaudited)	(audited)
	June	December
	30, 2015	31, 2014
Assets

Cash and due from banks	$8,155	$7,101
Interest bearing deposits	1,890	2,155
Federal funds sold	334	4,024
Investment securities	107,509	87,993
Loans, net of allowance	265,796	273,986
Premises and equipment at cost, net of accumulated depreciation	3,584	3,671
Other real estate owned	45	45
Other assets	16,258	15,655
Total assets	$403,571	$394,630

Liabilities and Stockholders’ Equity

Liabilities:
Deposits	$348,603	$338,877
Long-term borrowings	20,000	20,000
Other liabilities	1,430	1,922
Total liabilities	370,033	360,799

Stockholders’ equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding June 30, 2015 2,767,798;
December 31, 2014 2,760,964 shares	2,768	2,761
Surplus	9,926	9,854
Retained earnings	21,458	21,113
Accumulated other comprehensive loss, net of tax benefits	(614)	103
Total stockholders’ equity	33,538	33,831

Total liabilities and stockholders’ equity	$403,571	$394,630

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2015	2014	2015	2014

Interest income on
Loans, including fees	$2,864	$3,023	$5,807	$6,129
U.S. Treasury securities	24	-	51	-
U.S. Government agency securities	191	175	374	391
State and municipal securities	274	339	576	669
Other	21	23	46	46
Total interest income	3,374	3,560	6,854	7,235

Interest expense on
Deposits	447	468	909	898
Long-term borrowings	160	160	318	318
Total interest expense	607	628	1,227	1,216

Net interest income	2,767	2,932	5,627	6,019

Provision for credit losses	150	112	300	150

Net interest income after provision for credit losses	2,617	2,820	5,327	5,869

Other income
Service charges on deposit accounts	102	113	207	237
Other fees and commissions	181	190	351	361
Other non-interest income	430	10	440	14
Income on life insurance	55	56	109	111
Gains on investment securities	270	141	469	220
Total other income	1,038	510	1,576	943

Other expenses
Salaries and employee benefits	1,675	1,669	3,343	3,346
Occupancy	191	205	405	427
Other expenses	1,003	958	1,940	1,974
Total other expenses	2,869	2,832	5,688	5,747

Income before income taxes	786	498	1,215	1,065

Income tax expense	268	63	317	157

Net income	$518	$435	$898	$908

Net income per share of common stock	$0.19	$0.16	$0.32	$0.33

Weighted-average shares of common stock outstanding	2,767,521	2,754,079	2,767,331	2,753,943